UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): May 31, 2007
NACCO INDUSTRIES, INC.
(Exact Name of Registrant as Specified in Charter)
Delaware

(State or Other Jurisdiction of Incorporation)

1-9172	34-1505819

(Commission File Number)	(IRS Employer Identification Number)

5875 Landerbrook Drive, Cleveland, OH	44124-4017

(Address of Principal Executive Offices)	(Zip Code)
(440) 449-9600

(Registrant’s telephone number, including area code)
N/A

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On May 31, 2007, NACCO Industries, Inc.’s (“NACCO”) wholly owned subsidiary, Hamilton Beach/Proctor-Silex, Inc. (“HB/PS”), entered into a Fourth Amendment to Credit Agreement (the “Amendment”), amending the Credit Agreement dated as of December 17, 2002 ( as amended, including the Amendment, the “Revolving Credit Agreement”), with the Lenders, as defined in the Revolving Credit Agreement, and Wachovia Bank, National Association, as agent for the Lenders. The Amendment extends the maturity date of the Revolving Credit Agreement to July 31, 2012, changes the interest rate applicable to borrowings thereunder, revises certain definitions, permits HB/PS to make the dividend referred to below and permits HB/PS to enter into the Term Loan Agreement referred to below. After entering into the Amendment and the Term Loan Agreement, the obligations under the Revolving Credit Agreement are secured by a first lien on the accounts receivable and inventory of HB/PS and a second lien on all of the other assets of HB/PS subject to an intercreditor agreement between the lenders under the Revolving Credit Agreement and the lenders under the Term Loan Agreement.
     In addition, on May 31, 2007, HB/PS entered into a term loan credit agreement (“Term Loan Agreement”) with the Lenders, as defined in the Term Loan Agreement, and UBS AG, Stamford Branch, as Administrative Agent, KeyBank National Association, as Documentation Agent and Wachovia Bank, National Association, as Syndication Agent, that provides for term loans up to an aggregate principal amount of $125.0 million. A portion of the proceeds of the term loans under the Term Loan Agreement are intended to be used to finance the payment of a $110.0 million special dividend.
     The term loans will require quarterly principal payments in an amount equal to 1% of the original principal amount thereof per year for the term of the loan, with the remaining balance to be paid at the maturity date on May 31, 2013. Prior to the final maturity date, the term loans will be subject to mandatory prepayments from the proceeds of the issuance of certain indebtedness, certain asset sales and 50 percent of excess cash flow, as defined in the Term Loan Agreement.
     The obligations of HB/PS under the Term Loan Agreement are secured by a second lien on accounts receivable and inventory and a first lien on all of the other assets of HB/PS subject to an intercreditor agreement between the lenders under the Revolving Credit Agreement and the lenders under the Term Loan Agreement.
     The term loans will bear interest at a floating rate which, at HB/PS’ option, will be either the Base Rate, as defined in the Term Loan Agreement, plus a margin of 1.00% to 1.25%, depending upon HB/PS’ total leverage ratio, or the Adjusted Eurodollar Rate, as defined in the Term Loan Agreement, plus a margin of 2.00% to 2.25%, depending upon HB/PS’ total leverage ratio.
     The Term Loan Agreement contains restrictive covenants substantially similar to those in the Revolving Credit Agreement which, among other things, limit the incurrence of other indebtedness, acquisitions and investments, liens, transactions with HB/PS’ affiliates and the amount of dividends HB/PS may declare and pay. The Term Loan Agreement also requires HB/PS to meet certain financial tests, including, but not limited to, maximum total leverage ratio and minimum fixed charge coverage ratio tests.
     The Term Loan Agreement contains customary events of default for facilities of this type, including failure to pay principal or interest, breach of covenants, breach of representations and warranties, cross-default to other debt, insolvency, judgment default, ERISA events and change of control. Upon the occurrence and continuance of an event of default, the lenders have the right to accelerate repayment of the term loans and exercise their remedies with respect to the collateral.
     The foregoing summaries of the Amendment and Term Loan Agreement are qualified in their entirety by reference to the Amendment and Term Loan Agreement, which are filed as Exhibit 10.1 and 10.2 to this Current Report on Form 8-K and are incorporated herein by reference thereto.
Item 9.01 Financial Statements and Exhibits.
     As described in Item 1.01 of this Current Report on Form 8-K, the following Exhibits are filed as part of this Current Report on Form 8-K.
     (d) Exhibits
10.1	Fourth Amendment to Credit Agreement, dated as of May 31, 2007, among Hamilton Beach/Proctor-Silex, Inc., the Lenders named therein and Wachovia Bank, as Agent.

10.2	Term Loan Credit Agreement, dated as of May 31, 2007, among Hamilton Beach/Proctor-Silex, Inc., the Lenders named therein and UBS AG, Stamford Branch as Administrative Agent, KeyBank National Association as Documentation Agent and Wachovia Bank, National Association as Syndication Agent.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NACCO INDUSTRIES, INC.
By:	/s/ J.C. Butler, Jr.
	Name:	J.C. Butler, Jr.
	Title:	Vice President – Corporate Development and Treasurer

Date: June 4, 2007

EXHIBIT INDEX

Exhibit
Number	Description
10.1	Fourth Amendment to Credit Agreement, dated as of May 31, 2007, among Hamilton Beach/Proctor-Silex, Inc., the Lenders named therein and Wachovia Bank, as Agent.

10.2	Term Loan Credit Agreement, dated as of May 31, 2007, among Hamilton Beach/Proctor-Silex, Inc., the Lenders named therein and UBS AG, Stamford Branch as Administrative Agent, KeyBank National Association as Documentation Agent and Wachovia Bank, National Association as Syndication Agent.